Exhibit 4.17

FORM OF UNSECURED SENIOR

SUBORDINATED CONVERTIBLE

PROMISSORY NOTE

THIS INSTRUMENT AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AGREEMENT, DATED AS OF JUNE 25, 2019, BY AND AMONG EW HEALTHCARE PARTNERS, L.P., EW HEALTHCARE PARTNERS-A, L.P., HEALTHQUEST PARTNERS II, L.P., LONGITUDE VENTURE PARTNERS II, L.P. AND MADRYN HEALTH PARTNERS, LP, AND ACKNOWLEDGED AND AGREED TO BY VENUS CONCEPT CANADA CORP., VENUS CONCEPT USA INC. AND VENUS CONCEPT LTD (THE “MADRYN SUBORDINATION AGREEMENT”).

THIS INSTRUMENT AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AGREEMENT, DATED AS OF JUNE 25, 2019, BY AND AMONG EW HEALTHCARE PARTNERS, L.P., EW HEALTHCARE PARTNERS-A, L.P., HEALTHQUEST PARTNERS II, L.P., LONGITUDE VENTURE PARTNERS II, L.P. AND CITY NATIONAL BANK OF FLORIDA, AND ACKNOWLEDGED AND AGREED TO BY VENUS CONCEPT CANADA CORP., VENUS CONCEPT USA INC. AND VENUS CONCEPT LTD (THE “CNB SUBORDINATION AGREEMENT”, TOGETHER WITH THE MADRYN SUBORDINATION AGREEMENT, THE “SUBORDINATION AGREEMENTS”).

THIS NOTE AND ANY SHARES ACQUIRED UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER SUCH ACT OR PURSUANT TO AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED.

VENUS CONCEPT LTD.

UNSECURED SENIOR SUBORDINATED CONVERTIBLE PROMISSORY NOTE

US$[●]	August [●], 2019

No. CN-[●]

FOR VALUE RECEIVED, Venus Concept Ltd., a company incorporated under the laws of Israel (the “Issuer” or the “Company”), promises to pay (which payment shall be satisfied through the conversion mechanisms described below) to [●] or its successors or assigns (the “Holder”), in accordance with the terms and conditions of this Note, the principal sum of US$[●], together with simple interest on the unpaid principal balance of this Note from time to time outstanding at the rate of 8.0% per year until paid in full. This Note is one of a series of Notes issued pursuant to that certain Note Purchase Agreement dated as of June 25, 2019 among the Company, Restoration Robotics, Inc., a Delaware corporation (“Restoration Robotics”), the Holder and certain other investors, as the same may be amended, restated or otherwise modified from time to time (the “Note Purchase Agreement”). Capitalized terms used but not defined herein shall have the meaning set forth in the Note Purchase Agreement.

All outstanding principal and any accrued and unpaid interest under this Note shall be due and payable (which payment shall be satisfied through the conversion mechanisms described below) in accordance with the following sentence on the thirtieth day following the termination of the Agreement and Plan of Merger and Reorganization dated as of March 15, 2019 among the Company, Restoration Robotics, and Radiant Merger Sub Ltd., as the same may be amended from time to time (the “Merger Agreement”), in accordance with Section 9 of the Merger Agreement (such date the “Maturity Date”), and in no event earlier than such Maturity Date. Upon the Maturity Date, all outstanding principal and any accrued and unpaid interest under this Note shall convert, in full satisfaction thereof, in whole into the number of fully paid and non-assessable Series D Convertible Preferred Shares, par value NIS 0.001 per share, of the Company (the “Series D Preferred”), calculated by dividing the outstanding principal amount of this Note (and any accrued and unpaid interest under this Note) by the Pre-Merger Conversion Price (as defined below) then in effect; provided, however, that, in lieu of such conversion, the Holder shall have the option to convert, in whole, all outstanding principal and any accrued and unpaid interest under this Note into any such other class of equity securities issued by the Issuer after the Initial Closing under the Note Purchase Agreement and on or prior to the Maturity Date in a financing with aggregate gross proceeds to the Company of at least US$5,000,000 at a conversion price equal to the initial issuance price of such equity securities in such financing. For the avoidance of doubt, in no event will any outstanding principal or accrued and unpaid interest under this Note be payable in cash.

At any time after the Maturity Date, all outstanding principal and any accrued and unpaid interest under this Note shall be convertible, in whole, at the option of the Holder hereof, into the number of fully paid and non-assessable Series D Preferred Shares calculated by dividing the outstanding principal amount of this Note (and any accrued and unpaid interest under this Note) by the Pre-Merger Conversion Price (as defined below) then in effect. The initial Pre-Merger Conversion Price is $6.23766 per share, subject to adjustment as provided herein.

Interest on this Note shall be computed on the basis of a year of 365/366 days for the actual number of days elapsed.

Subject to the receipt of the approval of the Restoration Robotics stockholders of the issuance of the Restoration Conversion Shares to the extent required under the Nasdaq stockholder approval rules, effective immediately following the Effective Time (as defined in the Merger Agreement) and the consummation of the Merger, all outstanding principal and any accrued and unpaid interest under this Note shall automatically be converted, in whole, into the number of fully paid and non-assessable shares of common stock, par value $0.0001 per share, of Restoration Robotics (the “Restoration Robotics Common Stock”), calculated by dividing the outstanding principal amount of this Note (and any accrued and unpaid interest under this Note) by the Post- Merger Conversion Price (as defined below) then in effect. The initial Post-Merger Conversion Price is US$0.4664 per share, subject to adjustment as provided herein.

Without limiting any provision hereof, if the Issuer shall at any time or from time to time on or after the date of issuance of this Note effect a subdivision of the Series D Preferred (by any stock split, stock dividend, recapitalization or otherwise), into a greater number of shares, the Pre- Merger Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Series D Preferred issuable on conversion of this Note shall be increased in proportion to such increase in the aggregate number of shares of Series D

Preferred outstanding. If the Issuer shall at any time or from time to time on or after the issuance of this Note combine (by combination, reverse stock split or otherwise) the outstanding shares of Series D Preferred into a smaller number of shares, the Pre-Merger Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Series D Preferred issuable on conversion of this Note shall be decreased in proportion to such decrease in the aggregate number of shares of Series D Preferred outstanding. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

Without limiting any provision hereof, if Restoration Robotics shall at any time or from time to time on or after the date of issuance of this Note effect a subdivision of the outstanding shares of its common stock, par value $0.0001, per share (the “Restoration Common Stock”) (by any stock split, stock dividend, recapitalization or otherwise), into a greater number of shares, the Post-Merger Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Restoration Common Stock issuable on conversion of this Note shall be increased in proportion to such increase in the aggregate number of shares of Restoration Common Stock outstanding. If Restoration Robotics shall at any time or from time to time on or after the issuance of this Note combine (by combination, reverse stock split or otherwise) the outstanding shares of Restoration Common Stock into a smaller number of shares, the Post-Merger Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Restoration Common Stock issuable on conversion of this Note shall be decreased in proportion to such decrease in the aggregate number of shares of Restoration Common Stock outstanding. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

This Note shall become immediately due and payable by the Issuer without notice or demand (but subject to the conversion rights set forth herein) upon the occurrence at any time of any of the following events of default (individually, an “Event of Default” and collectively, “Events of Default”):

(1) the Issuer fails to pay any of the principal, interest or any other amounts payable under this Note when due and payable after the occurrence of the Discharge of the Senior Obligations (as defined in the Subordination Agreements);

(2) the Issuer files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or seeks the appointment of a custodian, receiver, trustee (or other similar official) of the Issuer or all or any substantial portion of the Issuer’s assets, or makes any assignment for the benefit of creditors or takes any action in furtherance of any of the foregoing, or fails to generally pay its debts as they become due;

(3) an involuntary petition is filed, or any proceeding or case is commenced, against the Issuer (unless such proceeding or case is dismissed or discharged within 60 days of the filing or commencement thereof) under any bankruptcy, reorganization, arrangement, insolvency, adjustment of debt, liquidation or moratorium statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is applied or appointed for the Issuer or to take possession, custody or control of any property of the Issuer, or an order for relief is entered against the Issuer in any of the foregoing;

(4) any of the Issuer’s indebtedness for borrowed money is accelerated as a result of a default or breach of or under any agreement or instrument evidencing or relating to such indebtedness for borrowed money;

(5) the Issuer suspends the operation of the usual business of the Issuer; or

(6) the Issuer admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of creditors.

Notwithstanding the foregoing, if any of the foregoing shall occur prior to the date upon which the Discharge of the Senior Obligations (as defined in the Subordination Agreements) shall have occurred and such event or circumstance is not also an “Event of Default” under the Madryn Credit Agreement and the CNB Credit Agreement (each as defined below), such event or circumstance shall not be an Event of Default hereunder until the occurrence of the Discharge of the Senior Obligations (as defined in the Subordination Agreements).

Upon the occurrence of an Event of Default, the Holder shall have then, or at any time thereafter, all of the rights and remedies afforded creditors generally by the applicable federal laws or the laws of the State of Delaware; provided that the Holder, by countersigning below, agrees not to pursue any such rights or remedies unless and until such action is approved by the written consent of the Holders of at least 66% of the aggregate amount of outstanding principal under the Notes.

The indebtedness evidenced by this Note shall be unsecured and subordinated to the existing senior secured indebtedness of the Company and senior to all unsecured indebtedness of the Company. The Holder agrees that the indebtedness evidenced by this Note is expressly subordinated in right of priority and payment to the prior payment in full of all current senior secured indebtedness of the Issuer outstanding under (i) the Credit Agreement dated as of October 11, 2016, among Issuer as guarantor, certain of Issuer’s subsidiaries, as Issuers and guarantors, Madryn Health Partners, LP (“Madryn”), as administrative agent, and certain affiliates of Madryn as lenders, as may be amended, restated, modified, or extended from time to time (the “Madryn Credit Agreement”) (ii) the Amended and Restated Guaranty of Payment and Performance dated as of August 29, 2018 by Issuer in favor of City National Bank of Florida in respect of debt obligations of certain affiliates of Issuer, as may be amended, restated, modified or extended from time to time (“CNB Credit Agreement”), in each case, pursuant to the Subordination Agreements.

This Note may not be prepaid, in whole or in part, without the prior written consent of the Holder.

Upon conversion of this Note in accordance with the terms hereof, the outstanding principal amount and any accrued and unpaid interest, shall be deemed fully repaid and this Note shall automatically be cancelled.

All payments by the Issuer under this Note shall be made without set-off or counterclaim and be free and clear and without any deduction or withholding for any taxes or fees of any nature whatever, unless the obligation to make such deduction or withholding is imposed by law.

Each of the parties hereto hereby acknowledges and agrees that, notwithstanding that the Note is titled as an “Unsecured Senior Subordinated Convertible Promissory Note,” for all United States federal and state income tax purposes the Note is, and at all times has been, more properly characterized as equity. Accordingly, each of the parties hereto agrees to treat the Note as equity for all United States federal and state income tax purposes, and shall therefore, unless otherwise required by a final “determination” (within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, as amended), take no position otherwise in any tax return, tax contest, or otherwise.

The amendment or waiver of any term of this Note, the resolution of any controversy or claim arising out of or relating to this Note and the provision of notice shall be conducted pursuant to the terms of the Note Purchase Agreement.

No delay or omission on the part of the Holder in exercising any right under this Note shall operate as a waiver of such right or of any other right of the Holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion.

The Issuer and every endorser or guarantor of this Note, regardless of the time, order or place of signing, hereby waives presentment, demand, protest and notices of every kind and assents to any permitted extension of the time of payment and to the addition or release of any other party primarily or secondarily liable hereunder.

The Holder agrees that no stockholder, director or officer of the Issuer shall have any personal liability for the repayment of this Note.

Until the conversion of this Note, the Holder shall not have or exercise any rights by virtue hereof as a stockholder of the Issuer or Restoration Robotics.

All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof.

[Remainder of Page Intentionally Left Blank]

VENUS CONCEPT LTD.

By:

Name:

Title:

ACKNOWLEDGED AND AGREED WITH RESPECT TO PARAGRAPHS 5 AND 7 OF THIS NOTE:

RESTORATION ROBOTICS, INC.

By:

Name:

Title:

[Signature Page to Unsecured Senior Subordinated Convertible Promissory Note]

ACKNOWLEDGED, ACCEPTED AND AGREED:

HOLDER

[●]

By: [●]

By:

Name:

Title:

[Signature Page to Unsecured Senior Subordinated Convertible Promissory Note]